                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              McKesson HBOC, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                              [McKESSON HBOC LOGO]

June 19, 2000

To the Stockholders of McKesson HBOC, Inc.

You are cordially invited to attend the 2000 Annual Meeting of Stockholders, which will be held on Wednesday, July 26, 2000, at 10:00 a.m. in the Grand Ballroom of the Palace Hotel, 2 New Montgomery Street, San Francisco, California.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. We will also take the opportunity to review our fiscal year 2000 business results.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet; specific instructions on how to vote using either of these methods are included on the proxy card.

                                          Sincerely,


/s/ JOHN H. HAMMERGREN                         /s/ DAVID L. MAHONEY
John H. Hammergren                             David L. Mahoney
Co-President and                               Co-President and
Co-Chief Executive Officer                     Co-Chief Executive Officer

CONTENTS

                                                              PAGE
                                                              ----
Notice of Annual Meeting of Stockholders of McKesson HBOC,
  Inc.......................................................
General Information.........................................    1
Proxies and Voting at the Meeting...........................    1
Proxy Materials and Annual Report...........................    1
Attendance at the Meeting...................................    1
Dividend Reinvestment Plan..................................    2
Profit Sharing Investment Plan..............................    2
Vote Required and Method of Counting Votes..................    2
Principal Stockholders......................................    2
Proposals to be Voted Upon..................................    5
  1. Election of Directors..................................    5
Board Meetings and Committees...............................    8
Committees of the Board.....................................    8
Director Compensation.......................................    9
Indemnity Agreements........................................   10
Report of the Compensation Committee on Executive
  Compensation..............................................   10
Executive Compensation......................................   13
     Summary Compensation Table.............................   13
     Option/SAR Grants in the Last Fiscal Year..............   14
     Aggregated Option/SAR Exercises in the Last Fiscal Year
      and Fiscal Year-End Option/SAR Values.................   15
  2. Approval of the McKesson HBOC, Inc. 1989 Management
     Incentive Plan.........................................   15
Stock Price Performance Graph...............................   16
Employment Agreements, Executive Severance Policy and
  Termination of Employment and Change in Control
  Arrangements..............................................   17
Pension Benefits............................................   21
Certain Relationships and Related Transactions..............   21
Certain Legal Proceedings...................................   22
Indebtedness of Executive Officers..........................   23
Independent Auditors........................................   24
Section 16(a) Beneficial Ownership Reporting Compliance.....   24
Solicitation of Proxies.....................................   24
Other Matters...............................................   24
Advance Notice Procedures...................................   24
Stockholder Proposals for the 2001 Annual Meeting...........   25
Appendix A--McKesson HBOC, Inc. 1989 Management Incentive
  Plan......................................................  A-1

                              [MCKESSON HBOC LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF MCKESSON HBOC, INC.

The 2000 Annual Meeting of Stockholders of McKesson HBOC, Inc. will be held on Wednesday, July 26, 2000 at 10:00 a.m. in the Grand Ballroom of the Palace Hotel, 2 New Montgomery Street, San Francisco, California for the purpose of:

     - Electing four directors to three-year terms

     - Approving the 1989 Management Incentive Plan

     - Conducting other business if properly raised

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

Stockholders of record at the close of business on June 5, 2000 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available at the meeting and, for a ten-day period preceding the meeting, at the Office of the Secretary, One Post Street, San Francisco, California, during ordinary business hours.

                                            By Order of the Board of Directors

                                            /s/ IVAN D. MYERSON

                                            IVAN D. MEYERSON
                                            Senior Vice President, General
                                            Counsel
                                            and Secretary

One Post Street
San Francisco, CA 94104-5296
June 19, 2000

                                PROXY STATEMENT

GENERAL INFORMATION

On January 12, 1999, McKesson Corporation, a Delaware corporation ("McKesson"), acquired HBO & Company ("HBOC") (the Acquisition"). McKesson then changed its name to McKesson HBOC, Inc. (the "Company").

On June 21, 1999, the Company announced, among other things, that its Board of Directors had elected Alan Seelenfreund Chairman of the Board and, effective July 15, 1999, elected John H. Hammergren and David L. Mahoney as Co-Presidents and Co-Chief Executive Officers. They were also elected directors of the Company. Mark A. Pulido resigned from his position as Chief Executive Officer and director effective July 15, 1999.

PROXIES AND VOTING AT THE MEETING

The Company's Board of Directors is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 26, 2000 (the "Meeting"). This proxy statement includes information about the issues to be voted upon at the Meeting.

On June 19, 2000, the Company began mailing these proxy materials to all stockholders of record at the close of business on June 5, 2000. On this date, there were approximately 284,184,989 shares of the Company's common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the Meeting.

As required by Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Palace Hotel, 2 Montgomery Street, San Francisco, California on July 26, 2000, and for 10 days prior to the Meeting, during normal business hours, at the offices of the Company, One Post Street, San Francisco, California 94104.

Shares can be voted only if the stockholder is present at the Meeting in person or by proxy. Any person giving a proxy may revoke it at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot.

Stockholders of record and participants in the Company's Profit-Sharing Investment Plan ("PSIP") can give proxies by calling a toll free number, by using the Internet, or by mailing their signed proxy cards. Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card.

PROXY MATERIALS AND ANNUAL REPORT

The Company's Notice of Annual Meeting and Proxy Statement is available on the Company's website under the Investor Resource tab on the Internet at www.mckhboc.com.

The Company's 2000 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended March 31, 2000 ("FY 2000") accompany these proxy materials.

ATTENDANCE AT THE MEETING

If you plan to attend the Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a bank or brokerage account statement, to the Company's transfer agent, First Chicago Trust Company of New York, a division of EquiServe,

P.O. Box 2500, Jersey City, New Jersey 07303. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

DIVIDEND REINVESTMENT PLAN

For those stockholders who participate in the Company's Automatic Dividend Reinvestment Plan, the enclosed proxy includes all full shares of common stock held in the stockholder's dividend reinvestment plan account on the record date for the Meeting, as well as shares held of record by the stockholder.

PROFIT-SHARING INVESTMENT PLAN

Participants in the Company's PSIP have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate PSIP voting instruction card for that purpose.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Meeting. The director nominees who receive the greatest number of votes cast in person or by proxy at the Meeting will be elected directors of the Company. The affirmative vote of the holders of the majority of the shares present or represented by proxy at the Meeting is required for the approval of the other matter to be voted upon. Abstentions for these matters will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. Broker nonvotes (i.e., when a broker does not have the authority to vote on a specific issue) will not be treated as votes cast on a particular matter but will be treated as shares present or represented for purposes of establishing a quorum.

PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of December 31, 1999, unless otherwise noted, information regarding ownership of the Company's outstanding common stock, by any entity or person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock.

                                                       AMOUNT AND NATURE OF    PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP      CLASS
        ------------------------------------           --------------------    ----------
ESL Partners, L.P.(1)................................       25,138,217(2)         8.92
Wellington Management Company, LLP
75 State Street
Boston, MA 02109.....................................       21,380,895(3)         7.59
The Chase Manhattan Bank, N.A.
As Trustee for the McKesson HBOC, Inc.
Profit-Sharing Investment Plan
1 Chase Manhattan Plaza
New York, NY 10081...................................       18,495,916(4)         6.56
AXA Financial, Inc.,
AXA and the Mutuelles AXA as a group(5)..............       15,646,788(6)         5.6
Legg Mason, Inc.
100 Light Street
Baltimore, MD 21202..................................       14,920,093(7)         5.30

                                                       AMOUNT AND NATURE OF    PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP      CLASS
        ------------------------------------           --------------------    ----------
Vanguard Specialized Funds--
Vanguard Health Care Fund
P.O. Box 2600
Valley Forge, PA 19482...............................       14,495,250(8)         5.15
David Geffen
The David Geffen Company
10 Universal City Plaza, 27th Floor
Universal City, CA 91608.............................       14,087,700(9)         5.0

------------
(1) This information is based upon a Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") by: ESL Partners, L.P., ESL Institutional Partners, L.P. and CBL Partners, L.P., One Lafayette Place, Greenwich Connecticut 06830, ESL Limited, Hemisphere House, 9 Church Street, Hamilton, Bermuda, MSD Portfolio L.P.--Investments, RPKS, Investments, LLC, Triple Marlin Investments, LLC and Michael Dell Personal Income Trust: c/o MSD Capital L.P., 780 3rd Avenue 43rd Floor, New York, New York, 10017, Ziff Asset Management, L.P.: c/o PBK Holdings, Inc., 283 Greenwich Avenue, Third Floor, Greenwich, Connecticut 06830.

(2) The above described beneficial owners report voting and dispositive power as of December 31, 1999 as follows: ESL Partners reports sole voting and dispositive power with respect to 10,521,057 shares; ESL Limited reports sole voting and dispositive power with respect to 2,488,849 shares; ESL Institutional Partners reports sole voting and dispositive power with respect to 219,628 shares; CBL Partners, L.P. reports sole voting and dispositive power with respect to 8,533,777 shares; MSD portfolio L.P.--Investments reports sole voting and dispositive power with respect to 2,624,117 shares and disclaims beneficial ownership of all shares beneficially owned by ESL, Limited, Institutional, CBL and Ziff; RPKS Investments, LLC reports no voting power and no dispositive power and disclaims beneficial ownership of all shares beneficially owned by ESL, Limited, Institutional, CBL and Ziff; Triple Marlin Investments, LLC reports no voting or dispositive power and disclaims beneficial ownership of all shares beneficially owned by ESL, Limited, Institutional, CBL and Ziff; Michael Dell Personal Income Trust reports sole voting and dispositive power with respect to 50,000 shares and disclaims beneficial ownership of all shares beneficially owned by ESL, Limited, Institutional, CBL and Ziff; Ziff Asset Management, L.P. reports sole voting and dispositive power with respect to 750,789 shares and disclaims beneficial ownership of all shares beneficially owned by ESL, Limited, Institutional, CBL, MSD, RPKS, Triple and Trust.

(3) This information is based on a Schedule 13G filed with the SEC by Wellington Management Company LLP ("WMC"), as investment adviser, and reports shared voting power with respect to 5,111,045 shares and shared dispositive power with respect to 21,380,895 shares. Vanguard Health Care Fund, a client of WMC, is the record holder of more than five percent of the shares reported by WMC. See Footnote 8.

(4) This information is based on a Schedule 13G filed with the SEC and reports shares held in trust for the benefit of participants in the McKesson HBOC Profit-Sharing Investment Plan, for which the Chase Manhattan Bank, N.A. is the Trustee. Shares that have been allocated to participants' PAYSOP accounts for which no voting instructions are received will not be voted. The PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of common stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received.

(5) This information is based on a Schedule 13G filed with the SEC by: AXA, 9 Place Vendome, 75001 Paris France and AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), 1290 Avenue of the Americas, New York, NY 10104; and the Mutuelles AXA as a group as follows: AXA Conseil Vie Assurance Mutuelle, 100-101 Terrasse Boieldieu, 92042 Paris La Defense France; AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, 21 rue de Chateaudun, 75009 Paris France; AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris France.

(6) The above described owners report voting and dispositive power as of December 31, 1999 as follows: The Mutuelles AXA as a group, AXA, AXA Financial, Inc. each report no voting or dispositive power, their subsidiaries report as follows: Allance Capital Management L.P. reports shared voting power with respect to 1,453,807 shares, shared voting power with respect to 13,195,275 shares, sole dispositive power with respect to 14,814,253 shares and shared dispositive power with respect to 76 shares; Donaldson, Lufkin & Jenrette Securities Corporation reports sole voting power with respect to 70,288 shares, sole dispositive power with respect to 77,373 shares and shared dispositive power with respect to 62,214 shares; the Equitable Life Assurance Society of the United States reports sole voting power with respect to 303,000 shares, shared voting power with respect to 386,320 shares, and sole dispositive power with respect to 689,320 shares; and Wood, Struthers & Winthrop management Corporation reports sole dispositive power with respect to 3,552 shares.

(7) This information is based on a Schedule 13G filed with the SEC by Legg Mason, Inc. and reports sole voting power with respect to 10,750,014 shares, shared voting power with respect to 4,170,079 shares and shared dispositive power with respect to 14,920,093 shares.

(8) This information is based on a Schedule 13G filed with the SEC by Vanguard Specialized Funds--Vanguard Health Care Fund and reports sole voting power with respect to 14,495,250 shares and shared dispositive power with respect to 14,495,250 shares. See Footnote 3.

(9) This information is based on a Schedule 13D filed with the SEC by David Geffen as of February 11, 2000, and reports sole voting and dispositive power with respect to 14,087,700 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of June 1, 2000, except as otherwise noted, information regarding ownership of the Company's outstanding common stock by (i) each Named Executive Officer, as defined on page 13, (ii) each director and
(iii) all executive officers and directors as a group. The table also includes the number of shares subject to outstanding options to purchase common stock of the Company which are currently exercisable within 60 days of June 1, 2000.

                                                                                PERCENT
                                              SHARES OF COMMON STOCK              OF
             NAME OF INDIVIDUAL               BENEFICIALLY OWNED(1)              CLASS
             ------------------               ----------------------            -------
Alfred C. Eckert III........................           80,004(2)(6)                 *
Tully M. Friedman...........................           57,755(3)(4)(6)(7)           *
John H. Hammergren..........................          749,696(6)(8)                 *
Alton F. Irby III...........................           93,004(6)                    *
M. Christine Jacobs.........................           28,398(3)(6)                 *
Paul C. Julian..............................          143,722(6)(8)                 *
Martin M. Koffel............................            7,500(6)                    *
Graham O. King..............................           96,809(6)(8)                 *
David L. Mahoney............................        1,117,615(5)(6)(8)              *
Mark T. Majeske.............................          734,557(6)(8)                 *
Gerald E. Mayo..............................          123,124(6)                    *
James V. Napier.............................          138,494(3)(6)                 *
David S. Pottruck...........................           39,827(3)(6)                 *
Mark A. Pulido..............................        2,191,293(6)(8)                 *
Carl E. Reichardt...........................           43,166(3)(6)(7)              *
Alan Seelenfreund...........................        1,326,492(3)(6)(8)              *
Jane E. Shaw................................           55,990(3)(4)(6)(7)           *
All Directors and Executive Officers as a
  group (20 Persons)........................        7,602,782(6)(7)(8)(9)        2.68%

* Less than 1%
------------

(1) Represents shares held as of June 1, 2000 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of common stock owned by each director, or executive officer represents less than 1% of the outstanding shares of such class. All directors and executive officers as a group own 2.68% of the outstanding shares of common stock.

(2) Includes 49,900 shares held by Mr. Eckert in an Individual Retirement Account. Also, includes 740 shares held by Mr. Eckert's spouse in an Individual Retirement Account, for which beneficial ownership is disclaimed.

(3) Includes restricted stock units and share units accrued under the 1997 Non-Employee Directors' Equity Compensation and Deferral Plan, as described beginning on page 9, and the 1994 Stock Option and Restricted Stock Plan as follows: Mr. Friedman, 5,603 units; Ms. Jacobs, 998 units; Mr. Napier, 1,045 units; Mr. Pottruck, 2,308 units; Mr. Reichardt, 3,647 units; Mr. Seelenfreund 503 units and Dr. Shaw, 4,883 units and all non-employee directors as a group, 18,987 units. Directors have neither voting nor investment power in respect of such units.

(4) Includes common stock units accrued under the Directors' Deferred Compensation Plan, as described on page 9, as follows: Mr. Friedman, 633 units; Dr. Shaw, 5,115 units; and those directors as a group, 5,748 units. Participating directors have neither voting nor investment power in respect of such units.

(5) Includes 6,000 shares held jointly with spouse.

(6) Includes shares that may be acquired by exercise of stock options within 60 days of June 1, 2000 as follows: Mr. Eckert, 29,364; Mr. Friedman, 35,519; Mr. Hammergren, 382,675; Mr. Irby, 88,564; Ms. Jacobs, 27,400; Mr. Julian, 70,000; Mr. King, 59,244; Mr. Koffel, 7,500; Mr. Mahoney, 759,815; Mr.
    Majeske, 392,810; Mr. Mayo, 121,124; Mr. Napier, 109,069; Mr. Pottruck, 32,519; Mr. Pulido, 1,750,000; Mr. Reichardt, 29,519; Mr. Seelenfreund, 1,184,920; Dr. Shaw, 35,519; and all directors and executive officers as a group, 5,463,917.

(7) Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Mr. Reichardt, 10,000 shares; and Dr. Shaw, 10,473 shares; and those directors as a group, 20,473 shares. Also includes 14,000 shares held in a revocable trust established by and for the benefit of Mr. Friedman who is the sole trustee of such trust.

(8) Includes shares held under the Company's PSIP as of March 31, 2000, as to which the participants have sole voting but no investment power, as follows:
    Mr. Hammergren, 1,201 shares; Mr. Julian, 1,065 shares; Mr. King, 65 shares; Mr. Mahoney, 6,290 shares; Mr. Majeske, 1,747 shares; Mr. Pulido, 1,293 shares; Mr. Seelenfreund, 19,156 shares: and all directors and executive officers as a group, 45,973 shares.

(9) Includes 1,400 shares held by a member of the group as custodian for his minor child.

PROPOSALS TO BE VOTED ON

1.  ELECTION OF DIRECTORS

The Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Directors hold office until the end of their terms and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting. The Board is not aware that any nominee named in the proxy statement will be unwilling or unable to serve as a director.
--------------------------------------------------------------------------------

The following is a brief description of the principal occupation for at least the past five years, age and major affiliations of each director.

NOMINEES FOR ELECTION FOR TERMS THAT WILL EXPIRE IN 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

TULLY M. FRIEDMAN
Chairman and Chief Executive Officer, Friedman Fleischer & Lowe, LLC

Mr. Friedman, age 58, is Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC, a private investment firm founded in 1997. He was a founding partner of Hellman & Friedman from 1984 until 1997. He is a director of The Clorox Company, Levi Strauss & Co. and Mattel, Inc. Mr. Friedman has been a director of the Company since 1992. He is a member of the Ad Hoc and Compensation Committees of the Board.

ALTON F. IRBY III
Chairman, Hawkpoint Partners

Mr. Irby, age 59, has been Chairman of Hawkpoint Partners (formerly NatWest Global Corporate Advisory) a London based investment banking business, since 1997. He was co-founder of J.O. Hambro Magan Irby Holdings from 1988 until 1997. He is Chairman and Founder of MM Media Capital Partners Ltd. and is a Partner of Gleacher & Co. He is also a director of City Capital Counseling, Inc., Eastgate Group Ltd., and Crown Communications Ltd. Mr. Irby has been a director of the Company since January 1999, and was a director of HBOC from 1990 until the Acquisition. He is a member of the Compensation Committee of the Board.

JAMES V. NAPIER
Chairman of the Board, Scientific-Atlanta, Inc.

Mr. Napier, age 63, has been Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications network company, since 1993. He is also a director of Engelhard Corporation, Personnel Group of America, Inc., Vulcan Materials Company, Intelligent Systems, Inc. and WABTEC Corporation. Mr. Napier has been a director of the Company since January 1999, and was a director of HBOC from 1980 until the Acquisition. He is a member of the Audit Committee of the Board.

CARL E. REICHARDT
Chairman of the Board, Retired, Wells Fargo & Company

Mr. Reichardt, age 68, has been Chairman of the Board, Retired, Wells Fargo & Company, a bank holding company, since 1994. He is also a director of HCA-The Healthcare Co., ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, PG&E Corporation and HSBC Holdings, plc. Mr. Reichardt has been a director of the Company since 1996. He is a member of the Ad Hoc, Audit, and Compensation Committees of the Board.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002

ALFRED C. ECKERT III
Chairman and Chief Executive Officer of GSC Partners

Mr. Eckert, age 52, has been Chairman and Chief Executive Officer of GSC Partners, a private investment firm, since January 1994. He is also a director of Eastgate Group Limited. Mr. Eckert became a director of the Company in January 1999, and was a director of HBOC from 1990 until the Acquisition. He is Chairman of the Compensation Committee of the Board.

GERALD L. MAYO
Chairman of the Board, Retired, Midland Financial Services, Inc.

Mr. Mayo, age 67, has been Chairman of the Board, Retired, Midland Financial Services, Inc., the holding company for the Midland Life Insurance Company since 1997. Mr. Mayo is also a director of Columbia Energy Group, and Dominion Homes, Inc. He has been a director of the Company since January 1999, and was a director of HBOC from 1991 until the Acquisition. He is a member of the Ad Hoc and Audit Committees of the Board.

ALAN SEELENFREUND
Chairman of the Board

Mr. Seelenfreund, age 63, was elected Chairman of the Board in June 1999. He previously served as Chairman of the Board from 1989 until January 1999. He was Chief Executive Officer of the Company from 1989 until 1997. Mr. Seelenfreund is a director of Golden Gate National Park Association, Nadro, S.A de C.V. (Mexico), World Wildlife Fund and The Nature Conservancy. He has been a director of the Company since 1988. He is Chairman of the Ad Hoc Committee of the Board.

JANE E. SHAW
Chairman of the Board and Chief Executive Officer, AeroGen, Inc.

Dr. Shaw, age 61, has been Chairman of the Board and Chief Executive Officer of AeroGen, Inc., a private company specializing in the development of pulmonary drug delivery systems, since January, 1998. She founded The Stable Network, a biopharmaceutical consulting firm in 1995. She is Chairman of the Board of IntraBiotics Pharmaceuticals, Inc., and a director of Boise

Cascade Corporation and Intel Corporation. Dr. Shaw has been a director of the Company since 1992. She is Chairman of the Audit Committee of the Board.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001

JOHN H. HAMMERGREN
Co-President and Co-Chief Executive Officer

Mr. Hammergren, age 41, has been Co-President and Co-Chief Executive Officer since July 1999. He was Executive Vice President of the Company and President and Chief Executive Officer of the Supply Management Business from January 1999 to July 1999; Group President, McKesson Health Systems Group from August 1997 to January 1999, and Vice President of the Company since 1996. He was President of Kendall Healthcare Products Company, Medical/Surgical Division from 1993 to 1996. He has been a director since July 1999.

M. CHRISTINE JACOBS
Chairman, President and Chief Executive Officer, Theragenics Corporation

Ms. Jacobs, age 49, is Chairman, President & Chief Executive Officer, Theragenics Corporation, a cancer treatment products manufacturing and distributing company, since 1998. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs became a director of the Company in January 1999, and she was a director of HBOC from 1998 until the Acquisition. She is a member of the Compensation Committee of the Board.

MARTIN M. KOFFEL
Chairman, Chief Executive Officer and Director, URS Corporation

Mr. Koffel, age 61, is Chairman, Chief Executive Officer and Director of URS Corporation, a global engineering and design company since 1989. He is a director of James Hardie Industries Limited. He became a director of the Company in March 2000.

DAVID L. MAHONEY
Co-President and Co-Chief Executive Officer

Mr. Mahoney, age 46, has been Co-President, Co-Chief Executive Officer and Director of the Company since July 1999. He was Executive Vice President and Chief Executive Officer of the Pharmaceutical Services Business of the Company from January 1999 to July 1999; Group President, Pharmaceutical Services and International Group from August 1997 to January 1999; President, Pharmaceutical Services Group from December 1995 to August 1996 and President, Health Care Delivery Systems, Inc. subsidiary from 1994 until December 1995. He has been a director since July 1999.

DAVID S. POTTRUCK
President, Co-Chief Executive Officer & Chief Operating Officer, The Charles Schwab Corporation

Mr. Pottruck, age 51, has been President and Co-Chief Executive Officer of The Charles Schwab Corporation, a financial services provider since 1998. He was Chief Operating Officer from 1994 until 1998 and has been President and Chief Executive Officer of Charles Schwab & Co, Inc. since 1992. He is a director of DoveBid, Inc., Epoch Partners, Inc., Intel Corporation and is a member of the Board of Governors of the National Association of Securities Dealers. Mr. Pottruck has been a director of the Company since 1997. He is a member of the Compensation Committee of the Board.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended March 31, 2000, the Board of Directors met 13 times. No director attended fewer than 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served except for Mr. Pottruck who attended 68% of the meetings. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company.

The members of each standing committee are elected by the Board each year for a term of one year or until his or her successor is elected. The full Board acts as a nominating committee.

COMMITTEES OF THE BOARD

The Audit Committee, which consists of Jane E. Shaw, Chair, Gerald E. Mayo, James V. Napier and Carl E. Reichardt, met 15 times during the year ended March 31, 2000. The Audit Committee is responsible for, among other things, reviewing the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy and effectiveness of internal controls that could significantly affect the Company's financial statements; reviewing with financial management and the independent auditor the interim financial statements prior to the filing of the Company's quarterly reports on Form 10-Q; recommending to the Board the appointment of the independent auditor; evaluating the performance of the independent auditor; approving the fees to be paid the independent auditor; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent auditor; at least annually reassessing the adequacy of the Committee's charter and recommending to the Board any proposed changes; reviewing major changes to the Company's auditing and accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of conduct; performing such other activities and considering such other matters, within the scope of its responsibilities, as the Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Committee, as reflected in its charter, are intended to be in accord with the Securities and Exchange Commission and New York Stock Exchange listing requirements adopted in December of 1999 with regard to corporate audit committee charters.

The Compensation Committee, which consists of Alfred C. Eckert III, Chairman, Tully M. Friedman, Alton F. Irby III, M. Christine Jacobs, David S. Pottruck and Carl E. Reichardt, met nine times during the year ended March 31, 2000. The Committee has responsibility for recommending to the Board a compensation program for managerial level employees; advising the Board regarding director compensation; administering the stock plans and certain incentive plans and reviewing the administration of other incentive plans; approving the selection of trustees and investment advisors and establishing the overall investment policies for those funds that are part of the Company's retirement program; reviewing and approving compensation and other terms and conditions of employment for corporate officers at the Senior Vice President level and above; recommending the factors and measures to be used to evaluate the Co-President and Co-Chief Executive Officers' performance for the current fiscal year and evaluating such performance with the other non-employee directors of the Board; making recommendations to the Board regarding the compensation and terms and conditions of employment of the Chairman of the Board and the Co-President and Co-Chief Executive Officers and recommending their successors in the event of a vacancy; and reviewing and monitoring management's succession plans for officers.

The Ad Hoc Committee, which consists of Alan Seelenfreund, Chairman, Tully M. Friedman, Gerald E. Mayo and Carl E. Reichardt, met three times during the year ended March 31, 2000.

The Committee has responsibility for consulting with and providing counsel and guidance to the senior management of the Company on an ad hoc basis.

The full Board acts as a nominating committee, and met two times in this capacity during the year ended March 31, 2000. The Board, in evaluating candidates, seeks individuals of proven judgment and competence that are outstanding in their chosen fields. It also considers factors such as education, geographic location, background, anticipated participation in the Board activities and special talents or personal attributes. Stockholders who wish to suggest qualified candidates to the Board should write to the Secretary of the Company, at One Post Street, San Francisco, CA 94104, stating in detail the candidate's qualifications for consideration by the Board. A stockholder who wishes to nominate a director must comply with certain procedures set forth in the Company's Restated By-Laws (see "Advance Notice Procedures").

DIRECTOR COMPENSATION

Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. Cash compensation for non-employee directors includes the following:

     - an annual retainer of $27,500

     - $1,000 for each Board or committee meeting attended

     - an annual retainer of $3,000 to committee chairpersons, and

     - expenses of attending Board and committee meetings.

Non-Employee Directors' Equity Compensation and Deferral Plan

Non-employee directors participate in the 1997 Non-Employee Directors' Equity Compensation and Deferral Plan. Under this plan, each director is required to defer the receipt of 50% of his or her annual retainer into one of the following:

     - Restricted Stock Units, as determined based on the fair market value of the Company's common stock on the last trading day of the quarter immediately preceding the date such amounts are payable; or

     - Retainer Options, as shares granted to directors in January of each year using the same conversion rate that is used for employee bonus options for the purpose of determining the number of shares, which for calendar year 2000, is 20% of the closing stock price on the date of grant. The Retainer Options are granted at fair market value on the date of grant, become fully vested after one year from date of grant and have a term of ten years.

The remainder of director fees earned in any calendar year may be paid as follows:

     - Cash;

     - Deferred Compensation under the Deferred Compensation Administration Plan II with a minimum deferral of $5,000 for a period of at least 5 years; or

     - Additional Restricted Stock Units.

Directors may also elect to defer the gain and subsequent taxation of an exercise of an expiring stock option. The shares resulting from an exercise are credited to the Director's account in the form of share units and distributed at a future time according to the Director's election.

Each January, directors are also granted a non-qualified stock option for 10,000 shares of the Company's common stock. Directors who join the board after January will receive a prorated option grant. The options are immediately exercisable, are granted at the fair market value on the date of grant, and have a term of ten years.

Change in Control Provision

The Non-Employee Directors' Equity Compensation and Deferral Plan provides that in the event of a change in control:

     - Outstanding options become immediately exercisable;

     - Restricted Stock Units will be immediately distributed unless the director has made an irrevocable election to have the acceleration provisions waived;

     - Deferred amounts held in the DCAP II will be immediately distributed unless the director has made an irrevocable election to have the acceleration provisions waived at least 12 months prior to a change in control.

Prior Deferred Plans

Prior to January 1994, non-employee directors could defer fees under the Directors' Deferred Compensation Plan, and thereby become participants in the Company's predecessor deferred compensation plans. Such plans have been replaced by DCAP II; however previous deferrals under the prior plans will continue to be administered in accordance with the terms of each plan. Interest on deferrals under the prior plans is credited at the DCAP II rate, which for fiscal year ended March 31, 2000 was 9.5%

INDEMNITY AGREEMENTS

The Company has entered into indemnity agreements with each of its directors and executive officers that provides for indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law. See Certain Legal Proceedings at page 22.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors, which consists exclusively of nonemployee directors. The Committee relies on independent executive compensation consultants and survey data to determine competitive levels of executive compensation. This report describes the policies and the criteria used by the Committee in establishing the principal components, and setting the level of compensation for executive officers.

THE COMPANY'S PHILOSOPHY OF EXECUTIVE COMPENSATION

The overall objective of the Company's executive compensation program is to provide base salary and annual cash bonuses for executive officers at approximately the median level for executive officers at companies similar in size, complexity or line of business, while providing long term compensation at the 75th percentile. The program is designed to enhance stockholder value by linking a large part of executive officers' compensation directly to the Company's performance.

Many factors enter into the Committee's deliberations in the design of the compensation plans and direct pay for executive officers of the Company. The factors include the Company's performance as measured against targets approved by the Committee; the individual performance of each executive officer; the overall competitive environment for executives and the level of compensation needed to attract and retain executive talent; compensation surveys supplied by and the recommendations of independent professional compensation consultants approved by the Committee and retained by the Company for this purpose.

The Committee has selected a group of comparator companies, with the help of independent executive compensation consultants, to establish the parameters for meeting the base salary and long term compensation targets. That group represents a cross-section of pharmaceutical, healthcare services and other nonmanufacturing companies as well as information technology and software companies and were selected based on a number of factors including similarity to the Company in financial attributes and size.

COMPONENTS OF COMPENSATION

Base Pay

The Company's executive compensation program consists of base salary, a short-term incentive plan and long-term incentives (stock options, restricted stock and cash). Base salary is reviewed annually. Actual base salary is driven by individual performance, competitive practices and level of responsibility. Salary increases for FY 2000 reflect the Committee's determination that base salary levels should be increased to recognize increased responsibilities and to remain competitive.

Short Term Incentives

Under the Company's short-term incentive plan (the "Management Incentive Plan" or "MIP"), individual target awards are set as a percentage of the executive's base salary and vary by level of responsibility. The target awards are designed to be competitive with those set for executive officers at companies in the Company's executive compensation comparator group. Annual MIP awards can range from zero to two times the executives' target awards and are determined by the Company's and/or individual business unit's performance versus pre-established income objectives. The actual awards to the executives are reduced, from the maximums established by the above procedure, by the Committee exercising "negative discretion" in accordance with regulations under Section 162(m) with respect to this type of plan. Based on the Company's and individual business unit's results for FY 2000, only one Named Executive Officer (defined below under Executive Compensation) received an award under the MIP. That award reflects strong performance of the business unit the executive managed for FY 2000. The former Chief Executive Officer also received a payment for FY 2000 pursuant to his employment agreement.

Long Term Incentives

The Company's long-term incentive program has two components: a stock option component and a cash component. Under this program:

     - participants are granted nonqualified stock options to purchase shares of the Company's common stock at fair market value;

     - the Committee establishes a target cash award for each participant under the Long-Term Incentive Plan ("LTIP"), the cash component of the long term incentive program, which cash award is reduced if financial targets are not met.

No cash award was made under this LTIP during FY 2000.

Payments were made in FY 2000 under the Company's former LTIP, which was amended in 1997 principally to comply with the provisions of Section 162(m) of the Code. These payments to certain Named Executive Officers reflect awards that had been granted for the period April 1996 through March 31, 2000, which payments are reflected in the Summary Compensation Table.

POLICY REGARDING TAX DEDUCTION FOR COMPENSATION UNDER INTERNAL REVENUE CODE
SECTION 162(m)

Section 162(m) of the Code limits the Company's tax deduction to $1 million for compensation paid to certain executive officers named in the proxy statement unless the compensation is "performance-based" within the meaning of Section 162(m). The Committee's intention is and has been to comply with the requirements of Section 162(m) unless the Committee concludes that such compliance would not be in the best interest of the Company or its stockholders.

The McKesson HBOC 1994 Stock Option and Restricted Stock Plan restricts the maximum restricted stock grant that can be made to an individual in a year to 40,000 shares and the maximum option grant to an individual to 600,000 shares. The Company's restatement of its financial results made during FY 2000 reduced, and in many instances eliminated, the value of options held by employees of the Company. The Company faces a severe challenge to retain key employees. The Committee therefore concluded that it was necessary to make additional grants of options and restricted stock grants to certain executives under new plans. All grants are reflected in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS

Mark A. Pulido, the former CEO, resigned from the Company effective July 15, 1999; John Hammergren and David Mahoney were promoted to the positions of Co-Presidents and Co-CEOs at that time. Management, with the assistance of outside consultants, prepared a market analysis of the Co-CEO position. After review, and based on market data, their annual base salaries were each raised to $750,000. In August, Messrs. Hammergren and Mahoney were each granted an option to purchase 2 million shares of the Company's common stock at fair market value.

In January, Messrs. Hammergren and Mahoney were each granted an additional option to purchase 300,000 shares of common stock at fair market value as part of the normal option grant cycle, and they were each granted 200,000 shares of restricted stock. Taken together, these grants are consistent with the Committee's guidelines to provide long-term compensation at the 75th percentile and belief that executive compensation should be linked to increasing stockholder value. In addition, they each received cash awards under the former LTIP for the four-year period ending March 31, 2000 which awards appear in the Summary Compensation Table.

Because the Company's financial results were below targets set for FY 2000, no awards were made to Messrs. Hammergren or Mahoney under the MIP.

At the time of their promotion, no specific performance targets were established for the Co-CEOs for the balance of FY 2000. Their charge from the Board was to reestablish financial integrity and management stability. As illustrated by the following accomplishments during the year, these two goals have been substantially achieved.

An experienced and highly qualified Chief Financial Officer was hired in February 2000. The senior management team at the former HBOC has been replaced, and the employee base has largely been stabilized. The supply management business has been reorganized combining pharmaceutical and medical distribution under a single focused management team. Changes in shared services operations designed to enhance margins in the supply management business are underway.

The successful sale of the McKesson Water Products Company for approximately $1.1 billion in cash will allow management to focus solely on the health care industry. $175 million was realized from the Company's investment in WebMD and other non-core holdings and a private placement of $335 million of debt instruments was accomplished during the year. These activities have significantly strengthened the Company's balance sheet.

It is the Committee's view that the total compensation package for the Co-Chief Executive Officers for FY 2000 was based on an appropriate balance of the Company's performance, their own performance and competitive practices.

                                            Compensation Committee of the Board

                                            Alfred C. Eckert III
                                            Tully M. Friedman
                                            Alton F. Irby III
                                            M. Christine Jacobs
                                            David S. Pottruck
                                            Carl E. Reichardt

EXECUTIVE COMPENSATION

The following table discloses compensation earned by the Co-Presidents and Co-Chief Executive Officers, the former Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") for the three fiscal years ended March 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                          -----------------------------   -----------------------------------------------
                                                                                  AWARDS                   PAYOUTS
                                                                          -----------------------   ---------------------
                                                                 OTHER                 SECURITIES
                                                                ANNUAL    RESTRICTED   UNDERLYING               ALL OTHER
                                                                COMPEN-     STOCK       OPTIONS/      LTIP       COMPEN-
                                          SALARY      BONUS     SATION     AWARD(S)       SARs       PAYOUTS     SATION
   NAME AND PRINCIPAL POSITION     YEAR     ($)      ($)(1)     ($)(2)      ($)(3)        (#)          ($)       ($)(4)
   ---------------------------     ----   -------   ---------   -------   ----------   ----------   ---------   ---------
Alan Seelenfreund(5)               2000   369,231           0    77,757           0    1,150,000      228,202     347,114
Chairman of the Board
John H. Hammergren                 2000   692,308           0   108,491   4,200,000    2,300,000       60,970      74,229
Co-President and Co-Chief          1999   420,000     622,100    76,992           0    1,219,850    1,556,150   1,676,275
Executive Officer                  1998   401,667     396,006    73,733           0      109,666       43,400      29,434
David L. Mahoney                   2000   692,308           0    33,382   4,200,000    2,300,000       48,776      56,776
Co-President and Co-Chief          1999   400,000     504,990         0           0    1,215,715    1,566,780   1,655,424
Executive Officer                  1998   358,333     353,900    93,312           0      106,900       62,000      38,453
Paul C. Julian(5)                  2000   362,500     315,000    51,992   1,260,000      500,000            0      28,862
Senior Vice President and
President, Supply Management
Business
Graham O. King(5)                  2000   515,760           0    48,841     525,000    1,125,000            0   1,254,845
Senior Vice President and
President, Information Technology
Business
Mark T. Majeske(5)                 2000   425,000           0    28,030   4,200,000      350,000       52,260      45,880
Senior Vice President and Group    1999   400,000     554,990    68,592           0    1,203,215    1,556,700   1,509,776
President, Retail and              1998   330,000     493,995   104,529           0       88,445       47,120      21,653
Customer Operations
Mark A. Pulido(5)                  2000   850,000     850,000    44,124           0            0      130,650      21,739
                                   1999   850,000           0         0           0    3,660,000    6,189,000     525,972
                                   1998   700,000   1,550,000    61,887           0      370,000      186,000     129,558

------------
(1) For FY 2000 no bonuses were paid to any of the Named Executive Officers under the MIP except to Mr. Julian, reflecting strong performance in his business unit and to Mr. Pulido who was paid in accordance with the terms of his amended employment agreement with the Company entered as of March 26, 1999. His bonus payment was reduced by $117,500 to reflect amounts owing for bonus options granted in FY 1999.

(2) Other Annual Compensation includes for Mr. Seelenfreund, use of the Company's aircraft $35,853; for Mr. Hammergren, an annual housing assistance payment of $50,000, described under "Indebtedness of Executive Officers"; for Mr. Julian, Executive Medical Benefits, $14,992 and an annual housing assistance payment of $25,000, also described under "Indebtedness of Executive Officers"; and for Mr. Pulido, includes amounts paid for certain benefits pursuant to the terms of his employment agreement with the Company.

(3) The number and value of the aggregate restricted stock holdings of the Named Executive Officers on March 31, 2000 (based on the closing price for the Company's common stock of $21.00 on that date) were as follows: Mr. Seelenfreund 0, $0; Messrs. Hammergren, Mahoney and Majeske each have 200,000 shares, with a value for each of $4,200,000; Mr. Pulido, 0, $0; Mr. Julian, 60,000, $1,260,000; and Mr. King, 25,000, $525,000.

(4) For FY 2000, includes the aggregate value of (i) the Company's stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code ("Code"), allocated to the accounts of the Named Executive Officers as follows: Mr. Seelenfreund $22,485; Mr. Hammergren $5,871; Mr. Mahoney $8,377; Mr. Julian $8,141; Mr.
    King $1,365; Mr. Majeske $8,246; Mr. Pulido $3,736 (ii) employer matching contributions under the Supplemental PSIP, an unfunded nonqualified plan established because of limitations on annual contributions contained in the Code, as follows: Mr. Seelenfreund $0, Mr. Hammergren $19,875, Mr. Mahoney $33,748, Mr. Julian $9,915, Mr. King $3,480, Mr. Majeske $25,420 and Mr.
    Pulido $4,038, and (iii) above market interest accrued on deferred compensation as follows: Mr. Seelenfreund $283,129, Mr. Hammergren $48,483, Mr. Mahoney $14,651, Mr. Julian $10,806, Mr. King $0, Mr. Majeske $12,214, and Mr. Pulido $13,965. Amounts for Mr. King include a $1,250,000 retention payment, representing 50% of the total retention payment of $2.5 million payable in two installments. As a nonemployee director, in FY 2000, Mr. Seelenfreund received $41,500 in retainer and meeting fees in the form of restricted stock units and retainer options as described in "Director Compensation" prior to his becoming an executive officer of the Company.

(5) Mr. Seelenfreund became an executive officer of the Company effective July 1, 1999. Messrs. Julian and King each became executive officers of the Company effective August 25, 1999. Mr. Majeske has resigned from the Company effective June 30, 2000. Mr. Pulido resigned from the Company effective July 15, 1999.

The following table provides information on stock option grants during fiscal year 2000 to the Named Executive Officers:

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                   NUMBER OF       % OF TOTAL
                                  SECURITIES      OPTIONS/SARs
                                  UNDERLYING       GRANTED TO    EXERCISE OR                 GRANT DATE
                                    OPTIONS       EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
             NAME               GRANTED #(1)(2)   FISCAL 2000      ($/SH)         DATE          $#(3)
             ----               ---------------   ------------   -----------   ----------   -------------
Alan Seelenfreund.............     1,000,000          4.3           29.81       8/15/09      12,703,300
                                     150,000           .65          20.56       1/30/10       1,349,040
John H. Hammergren............     2,000,000          8.62          29.81       8/15/09      25,406,600
                                     300,000          1.29          20.56       1/30/10       2,698,080
David L. Mahoney..............     2,000,000          8.62          29.81       8/15/09      25,406,600
                                     300,000          1.29          20.56       1/30/10       2,698,080
Paul C. Julian................       200,000           .86          29.81       8/15/09       2,540,660
                                     300,000          1.29          20.56       1/30/10       2,698,080
Graham O. King................     1,000,000          4.3           29.81       8/15/09      12,703,301
                                     125,000           .67          20.56       1/30/10       1,124,200
Mark T. Majeske...............       250,000          1.08          29.81       8/15/09       3,175,826
                                     100,000           .43          20.56       1/30/10         999,360

------------
(1) No options were granted with SARs and no freestanding SARs have ever been granted. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2) The option exercise price of the indicated options was 100% of the fair market value on the date of grant. For options expiring on 8/15/09, the options become exercisable in installments of 50% on the second anniversary of the date of grant, and 25% on each of the third and fourth anniversaries of the date of grant and expire ten years after the date of the grant. For options expiring 1/30/10, the options become exercisable in installments of 25% on each of the first, second, third and fourth anniversaries of the date of grant and expire ten years after the date of the grant.

(3) In accordance with SEC rules, a modified Black-Scholes option-pricing model was chosen to estimate the grant date present value for the options set forth in this table. The assumptions used in calculating the reported value included: an option term of 5 years and a dividend yield of 1.5%; stock volatility, 46.0% and risk-free interest rate, 6.1%. The Company does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near this value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

The following table provides information on the value of each of the Named Executive Officers' Options at March 31, 2000:

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED       IN THE MONEY OPTIONS/
                               SHARES                      OPTIONS/SARs AT                 SARs AT
                              ACQUIRED      VALUE        MARCH 31, 2000 (#)         MARCH 31, 2000 ($)(1)
                             ON EXERCISE   REALIZED   -------------------------   -------------------------
           NAME                  (#)         ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              -----------   --------   -------------------------   -------------------------
Alan Seelenfreund..........       0           0          1,184,920/1,150,000          10,430,283/ 65,625
John H. Hammergren.........       0           0            382,675/3,410,841                   0/131,250
David L. Mahoney...........       0           0            759,815/3,300,000           3,997,367/131,250
Paul C. Julian.............       0           0              70,000/ 700,000                   0/131,250
Graham O. King.............       0           0             59,244/1,294,400                   0/ 54,688
Mark T. Majeske............       0           0            392,810/1,371,300             129,157/ 43,750
Mark A. Pulido.............       0           0          1,750,000/3,000,000                         0/0

------------
(1) Calculated based upon the fair market value share price of $21.00 on March 31, 2000, less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value. As of June 1, 2000 the closing price of the Company's common stock was $16.50.

2.  APPROVAL OF THE MCKESSON HBOC, INC. 1989 MANAGEMENT INCENTIVE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 1989 MANAGEMENT INCENTIVE PLAN

We are asking stockholders to re-approve the 1989 Management Incentive Plan ("MIP") to meet certain tax law requirements, as explained below. The MIP was last approved by the stockholders at the 1995 Annual Meeting.

The purpose of the MIP is to attract, retain and motivate key employees by providing cash incentive awards to approximately 1,700 designated executive, managerial and professional employees of the Company, including the Named Executive Officers; and the Plan is designed to link managers' interests more closely with the interests of the Company's stockholders. Payment of incentive awards to designated employees will be based on (i) individual target awards set as a percentage of base salary, (ii) individual performance during the year, and
(iii) the achievement by the Company of specified performance goals which have been established in advance by the Compensation Committee of the Board. No awards will be paid to designated employees if minimum financial targets are not met. Such compensation is intended to qualify as "performance-based compensation" which is fully tax deductible under Section 162(m) of the Internal Revenue Code with respect to awards to each of the Named Executive Officers. If the MIP is not approved by the stockholders, the MIP will remain in effect however, the tax treatment as to deductibility allowed by Section 162(m) will not be available to the Company.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that may be taken as a tax deduction by the Company in any tax year with respect to each of the Named Executive Officers. Certain performance-based compensation approved by the stockholders, including compensation awarded under the MIP, is not subject to the deduction limit. The range of performance criteria which can be utilized in the administration of the MIP is set forth in the Plan. To continue to qualify under Section 162(m), the stockholders must approve the MIP at least every five years. Accordingly, we are requesting that the stockholders approve the MIP and extend qualification of the MIP under Section 162(m) for another five years, from 2000 through 2004. For more information about the MIP, see Appendix A of this Proxy Statement.

No payments were made to the Named Executive Officers or other officers of the Company for FY 2000 under the MIP, as certain financial performance objectives for FY 2000 were not met, except in the case of Mr. Julian, who received $315,000 for FY 2000, and whose business unit's performance qualified for MIP awards. In addition, Mr. Pulido will receive an MIP award as required by his existing employment agreement with the Company. The amount of awards payable, if any, to any individual in any given year is not determinable as awards may vary from target awards based upon the degree to which pre-established performance objective are met.

STOCK PRICE PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
            MCKESSON HBOC, INC., STANDARD & POORS 500 AND PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 3/31/00)
PERFORMANCE GRAPH

                                                                                                          VALUE LINE HEALTHCARE
                                                      MCKESSON HBOC               S&P 500 INDEX               SECTOR INDEX
                                                      -------------               -------------           ---------------------
3/31/95                                                  100.00                      100.00                      100.00
3/31/96                                                  129.62                      132.14                      144.71
3/31/97                                                  165.03                      158.49                      177.81
3/31/98                                                  301.03                      234.75                      283.11
3/31/99                                                  345.98                      277.65                      352.81
3/31/00                                                  111.12                      324.47                      330.87

---------------

* Assumes $100 invested in the Company's common stock and in each index at the close of trading on March 31, 1995 and that all dividends are reinvested.

EMPLOYMENT AGREEMENTS, EXECUTIVE SEVERANCE POLICY AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

The Company has entered into an employment agreement ("Agreement") with each of Messrs. Seelenfreund, Hammergren, Mahoney, King, Julian, Majeske and Pulido that provides for, among other things, the term of employment, compensation and benefits payable during the term of the Agreement as well as for specified payments in case of termination of employment. In each case, the Agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers.

The Company entered into an Agreement with Alan Seelenfreund, dated as of August 1, 1999, which expires June 30, 2001. The Agreement provides for an annual base salary of at least $500,000 and additional incentive compensation, if any, as may be determined by the Board of Directors; provided that, any incentive compensation awarded under the MIP will be calculated using an individual target award of 100% of base salary. The Agreement also provides Mr. Seelenfreund with options to purchase 1 million shares of the Company's common stock with an exercise price of $29.8125 per share. In addition, the Agreement provides that, in the event (i) the Company terminates Mr. Seelenfreund's employment without "Cause" or (ii) he terminates his employment for "Good Reason" (each as defined in the Agreement), he will be entitled to (A) his then base salary and incentive compensation (using an individual target award of 100% of base salary), for the remainder of the term of the Agreement; (B) continued monthly automobile allowance for the remainder of the term of the Agreement; and (C) accelerated vesting of all his stock options. Under such circumstances, Mr. Seelenfreund's participation in the Company's tax-qualified profit-sharing plans and stock purchase plans will terminate as of his date of termination, in accordance with the plans. Under the Agreement, the Company will pay Mr. Seelenfreund a gross-up payment to cover the excise taxes and interest imposed on "excess parachute payments" as defined in Section 280G of the Code.

The Company has entered into amended and restated Agreements with each of John
H. Hammergren and David L. Mahoney, respectively, replacing their prior employment agreements with the Company. The term of the Amended and Restated Agreements shall expire March 31, 2004, provided, that the term will be automatically extended by one year on March 31, 2004, and each anniversary thereof, unless either party gives notice that such term will not be so extended. Each Agreement provides for an annual base salary of at least $750,000 and such additional incentive compensation, if any, as may be determined by the Board of Directors; provided that, any incentive compensation awarded to either executive under the Company's MIP shall be calculated using an Individual Target Award of 100% of base salary. In addition, each executive was granted options to purchase 2 million shares of Company common stock at an exercise price of $29.8125 per share. In addition, each Amended and Restated Agreement provides that, in the event (i) the Company terminates the executive without "Cause,"
(ii) the executive terminates for "Good Reason" (each as defined in the Agreements) or (iii) the Company elects not to extend the term of the Agreement, the executive will be entitled to (A) receive payment of his then base salary and incentive compensation (using an Individual Target Award of 100% of base salary), for the remainder of the term of the Agreement, but in no event for less than two years; (B) continued monthly automobile allowance and participation in the Deferred Compensation Administration Plan II for the term of the Agreement, (C) continued accrual and vesting in his rights and benefits under the Executive ESBP and EBRP, calculated on the basis of his receiving (x) Approved Retirement commencing on the expiration of the Agreement and (y) with respect to the EBRP, a benefit calculated on the basis of 60% of Average Final Compensation then specified in the EBRP without any reduction for early retirement (see "Pension Benefits"), (D) lifetime coverage under the Company's Executive Medical Plan and financial counseling program, as well as, lifetime office space and secretarial support; (E) with respect to Long Term Incentive Plan awards granted January 27, 1999, receive such awards in accordance with the terms and conditions applicable to Approved Retirement with the exception that the "Service-based Portion of the Target Award" shall be paid as if executive continued employment throughout the performance period; and (F) if such termination occurs (x) prior to August 1, 2000, acceleration of vesting of all unvested options granted to the executive prior to July 1, 1999, and 50% of the unvested options granted to the executive after July 1, 1999, and (y) on or after August 1, 2000, acceleration of vesting of all unvested options. In the event such termination occurs within two years following a Change in Control (as defined in the Amended and Restated Agreement), executive will be entitled to a gross-up payment to cover the excise taxes and interest imposed on "excess parachute payments" as defined in Section 280G of the Code.

The Company entered into an Agreement with Graham O. King effective as of June 21, 1999. The term of the Agreement shall expire the earlier of March 31, 2004 or the date that Mr. King shall have been granted "Approved Retirement" status under the Company's EBRP. The Agreement provides for an annual base salary of at least $580,000, a retention payment of $2.5 million, payable in two installments of $1.25 million, plus such additional incentive compensation, if any, as may be determined by the Board; provided that, any compensation awarded to Mr. King under the Company's MIP shall be calculated using an Individual Target Award of 75% of base salary. Mr. King was granted a nonqualified option to purchase 1 million shares of the Company's common stock, with an exercise price of $29.8125 per share. With respect to Mr. King's participation in the EBRP and ESBP, the Co-Chief Executive Officers shall recommend to the Board that he be granted Approved Retirement upon the satisfaction of certain requirements, and if Mr. King accrues 5 years of actual service credit pursuant to the EBRP and the ESBP, he shall be granted additional service credit for prior service with HBOC and a previous employer. The Agreement provides that in the event the Company terminates the executive without "Cause" or the executive terminates for "Good Reason", both as defined in the Agreement, the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer during such term (B) consider him for a bonus under the Company's MIP for the fiscal year in which termination occurs (C) continue his automobile allowance, financial planning allowance and Executive Medical Plan benefits until the expiration of the Agreement, (D) continue the accrual and vesting of his rights, benefits and existing awards for purposes of the EBRP, ESBP, and Stock Option and Restricted Stock Plan.

The Company entered into an Agreement with Paul C. Julian, effective as of August 1, 1999. The term of the Agreement shall expire March 31, 2002. The Agreement provides for an annual base salary of at least $350,000, which annual base salary was recently increased to $500,000 to reflect his increased responsibilities, and such additional compensation, if any, as may be determined by the Board of Directors; provided that, any incentive compensation awarded to the executive under the Company's MIP shall be calculated using an Individual Target Award of 60% of base salary, reduced by any compensation he receives from a subsequent employer during such term. In addition, Mr. Julian was granted options to purchase 200,000 shares of Company common stock with an exercise price of $29.8125 per share. The Agreement provides that, in the event the Company terminates the executive without "Cause," or the executive terminates for "Good Reason", both as defined in the Agreement, the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer during such term (B) consider him for a bonus under the Company's MIP for the fiscal year in which termination occurs, (C) continue his automobile allowance and Executive Medical Plan benefits until the expiration date of the Agreement (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of the Agreement for purposes of the EBRP, ESBP and the Stock Option and Restricted Stock Plan.

The Company entered into an Agreement with Mark T. Majeske, effective as of March 31, 1999. The term of the Agreement shall expire March 31, 2003. The Agreement provides for an annual base salary of at least $425,000, plus such additional incentive compensation, if any, as may be determined by the Board, and a retention payment of $1.5 million, Mr. Majeske was also granted an LTIP award of $5 million payable, if earned, 50% at the end of three years, and 50% at the end of five years, which amounts will be reduced accordingly if financial targets are not met. Mr. Majeske was granted a nonqualified option for 1 million shares of the Company's common stock with an exercise price of $73 per share. In addition, the Agreement provides that in the event the Company terminates the executive without "Cause" or the executive terminates for "Good Reason", both as defined in the Agreement, the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer during such term (B) consider him for a bonus under the Company's MIP for the fiscal year in which termination occurs, (C) continue his automobile allowance and Executive Medical Plan benefits until the earlier of the expiration date of the Agreement or the effective date of his medical coverage under a subsequent employer's plan or policy (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of the Agreement for purposes of the EBRP, ESBP, and the Stock Option and Restricted Stock Plan (E) continue his participation in the Company's LTIP for the remainder of the term of the Agreement. Mr. Majeske has resigned from the Company effective June 30, 2000.

Mr. Pulido resigned from the Company effective July 15, 1999. In his former capacity as Chief Executive Officer of the Company, the Company entered into an Agreement with Mr. Pulido effective as of May 20, 1996, which Agreement was Amended and Restated by mutual agreement effective March 26, 1999, and expires March 31, 2004. Mr. Pulido's Agreement provides that on termination of employment (for any reason other than cause) the Company, for the remainder of the term of the Agreement, shall (i) continue his annual base salary of $850,000, without increase or decrease, and (ii) continue his annual incentive award compensation under the terms of the Company's MIP, such MIP awards to be calculated, in each case, using an Individual Target Award of 100% of his base salary. Additionally, the Company will continue the accrual and vesting of his rights and benefits under the ESBP and EBRP, and with respect to these two plans, calculated on the basis of his receiving (i) Approved Retirement commencing on the expiration of his Agreement and (ii) with respect to the EBRP, a benefit calculated on the basis of the greater of 60% or the maximum percentage of Average Final Compensation then specified in the EBRP without any reduction for early retirement, continue the vesting of all awards under the Company's Stock Option and Restricted Stock Plans and Long Term Incentive Plan until March 31, 2004, and provide him with lifetime coverage under the Company's Executive Medical Plan and financial counseling program, office space and secretarial support.

The Company may terminate any of the executives, under the terms of their respective Agreements, for "cause" (as defined in each Agreement) in which case the Company's obligations under the Agreements cease.

In the event any executive is prevented from performing his duties under his respective Agreement due to a disability, the Company shall continue to pay the current salary during the period of disability, provided however that if the executive is continuously disabled for more than 12 months, the Company's obligations under the Agreement cease. In the event of death of the executive during the term of the Agreement, his salary will continue to be paid to his surviving spouse for six months following the death and thereafter the Company's obligations under the Agreement cease.

Executive Severance Policy

The Company has implemented an Executive Severance Policy (the "Policy"), which applies in the event an executive officer is terminated by the Company for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Company. The benefit payable to executive officers under the Policy is equal to 12 months' base salary plus one month's pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period and discontinued in the event the executive officer is employed by a competitor. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted "approved retirement" for purposes of the EBRP and the ESBP. The Policy also provides that, upon such involuntary termination, awards under the LTIP are prorated for all cycles then in progress. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62.

Termination of Employment and Change in Control Arrangements

The Company has entered into termination agreements with all of its executive officers, including the Named Executive Officers. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by the Compensation Committee (or by the Board of Directors in the case of the Co-Chief Executive Officers). The agreements are automatically extended for a period of two years following any change in control.

The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Company. Specifically, if following a change in control, the executive officer is terminated by the Company for any reason, other than for "Cause" (as defined in the agreements), or if such executive officer terminates his or her employment for "Good Reason" (as that term is defined in the agreements), then the Company will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her "base amount" (as that term is defined in Section 280G of the Code) less any amount which constitutes a "parachute payment" (as defined in Section 280G). The Company will also continue the executive officer's coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Policy described above if the executive officer's termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive's termination of employment), then such termination will automatically be deemed to be an "approved retirement" under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Internal Revenue Code.

Change in Control

For purposes of the termination agreements and as used elsewhere in this proxy statement, a "change in control" is generally deemed to occur if: (i) any "person" (as defined in the Securities Exchange Act of 1934, as amended) other than the Company or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

PENSION BENEFITS

The table below illustrates the estimated combined annual benefits payable upon retirement at age 62 under the Company's qualified retirement plan and supplemental EBRP in the specified compensation and years of service classifications. The benefits are computed as single life annuity amounts.

                                YEARS OF SERVICE

 FIVE YEAR
  AVERAGE
COMPENSATION      15          20           25           30           35
------------   --------   ----------   ----------   ----------   ----------
 $  600,000    $279,300   $  332,400   $  360,000   $  360,000   $  360,000
 $  800,000     372,400      443,200      480,000      480,000      480,000
 $1,000,000     465,500      554,000      600,000      600,000      600,000
 $1,200,000     558,600      664,800      720,000      720,000      720,000
 $1,400,000     651,700      775,600      840,000      840,000      840,000
 $1,600,000     744,800      886,400      960,000      960,000      960,000
 $1,800,000     837,900      997,200    1,080,000    1,080,000    1,080,000
 $2,000,000     931,000    1,108,000    1,200,000    1,200,000    1,200,000

------------
The benefit under the EBRP is a percentage of final average pay based on years of service or as determined by the Board of Directors. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Company's qualified retirement plan and the annuitized value of the Retirement Share Plan allocations of common stock made to the PSIP assuming 12% growth in the value of the stock. Messrs. Hammergren, Mahoney and Pulido will receive benefits from the EBRP based on 60% of final pay and not reduced by any early retirement reduction (see "Employment Agreements").

The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table plus any annual bonus amounts foregone to purchase grants of Bonus Options.

The estimated years of service for purposes of the EBRP at March 31, 2000 for certain of the Named Executive Officers are as follows: Mr. Hammergren, 4; Mr. Mahoney, 9; Mr. King, 1; Mr. Julian, 3; Mr. Majeske, 5; and Mr. Pulido, 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and its subsidiaries have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company's non-employee directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to the businesses of such other companies or the interests of the directors involved. The Company anticipates that similar transactions will occur in FY 2001.

A limited partnership established by the Pulido family ("PLP") holds an interest of approximately 62% in Humco Holding Group, Inc. ("HHG"), which is a supplier of certain over-the-counter sundry products and vitamins, minerals and supplements. A brother of Mr. Pulido is the

Chairman and Chief Executive Officer of HHG and holds 40% interest in PLP. The Company has purchased products from HHG for more than 40 years, most recently pursuant to a five-year contract executed in August 1998. During fiscal year 2000, aggregate purchases by the Company from HHG totaled approximately $5.6 million and are expected to be slightly higher in fiscal year 2001. Mark Pulido holds a 24.66% interest in PLP, his father, approximately 16%, another brother, approximately 8% and his sister, less than 1%.

CERTAIN LEGAL PROCEEDINGS

Since the Company's announcements last year that certain software sales transactions in its Information Technology Business Unit, formerly HBOC, were improperly recorded as revenue and reversed and as of June 1, 2000, seventy-nine lawsuits have been filed against the Company, certain of its current or former directors or officers, and other defendants. Sixty-one of these actions have been filed in Federal Court (the "Federal Actions"); of these, fifty-eight were filed in the U.S. District Court for the Northern District of California.

On November 2, 1999, the Honorable Ronald M. Whyte of the Northern District of California issued an order consolidating fifty-three of the Federal Actions into one action entitled In re McKesson HBOC, Inc. Securities Litigation, (Case No. C-99-20743-RMW) (the "Consolidated Action"). On December 22, 1999, Judge Whyte appointed the New York State Common Retirement Fund as lead plaintiff ("Lead Plaintiff") and approved Lead Plaintiff's choice of counsel.

On February 25, 2000, Lead Plaintiff filed an Amended and Consolidated Class Action Complaint (the "Consolidated Complaint"). The Consolidated Complaint (as well as the other pending federal and state actions) generally allege that the defendants violated the federal securities laws in connection with the events leading to the Company's need to restate its financial statements. The Consolidated Complaint seeks (i) a declaration that the action is maintainable as a class action and that the Lead Plaintiff is a proper class representative,
(ii) unspecified compensatory damages, (iii) reasonable attorneys' fees, and
(iv) any other relief deemed proper by the Court.

All of the Directors (other than Mr. Koffel and Ms. Jacobs), as well as certain former Directors and executive officers, (including Mr. Pulido) are named as defendants in the Consolidated Action.

Eighteen actions were filed in various state courts in California, Colorado, Delaware, Georgia, Louisiana and Pennsylvania (the "State Actions"). The State Actions are generally based on the same transactions and events giving rise to the Consolidated Action. Two of the State Actions are shareholder derivative actions purportedly brought on behalf of the Company: Ash, et al. v. McCall, et. al, (Del C.A. No. 17132), filed in the Delaware Chancery Court, and Mitchell v. McCall et. al, (Case. No. 304415), filed in California Superior Court, City and County of San Francisco. The Company is a nominal defendant in these actions and the plaintiffs seek to assert claims against the Directors (other than Mr. Koffel) and others on behalf of the company. The Directors were named as defendants in only two additional State Actions: Carroll v. McKesson HBOC, Inc., (Case No. 17454), and Kelly v. McKesson HBOC, Inc., et. al. (Case No. 17282-NC). Both of these actions were filed in the Delaware Superior Court and voluntarily dismissed without prejudice. Included as Defendants in the remaining fourteen State Actions are the Company, HBOC and certain former officers or directors including Mr. Pulido and Mr. McCall. None of the State Actions name Mr. Koffel as a defendant.

Pursuant to indemnity agreements in force with these individuals, (see Indemnity Agreements, on page 10), the Company is paying their attorneys fees and costs in defense of these securities actions. In addition, should they be subject to any liability arising out of this litigation, the Company will be obligated to indemnify the individuals and hold them harmless from such liability unless the defendants fail to meet the standard of conduct required for indemnification pursuant to Delaware law.

INDEBTEDNESS OF EXECUTIVE OFFICERS

Under the 1999 Executive Stock Purchase Plan (the "1999 ESPP"), full recourse unsecured loans for the purchase of Company common stock, such loans having a term of five years, bearing interest at the rate of 4.7% per annum, were made on February 5, 1999 (the "Purchase Date") to eight executive officers, including Messrs. Hammergren, Mahoney and Pulido. Pursuant to the 1999 ESPP, Messrs. Hammergren and Mahoney purchased 100,000 shares each, all at a purchase price of $63.8125 per share, which was the fair market value of the common stock on the purchase date. In addition, under the Stock Purchase Plan (the "SPP") full recourse loans, having a term of five years, bearing interest at the rate of 4.7% per annum, were made on the Purchase Date to certain executive officers and other key executives not named in the Summary Compensation Table. Such loans were for the purchase of common stock at the fair market value on the Purchase Date and are secured by a pledge of the shares purchased under the SPP. In fiscal years 1998, 1997, and 1995 additional loans to certain executive officers named in the Summary Compensation Table and other executive officers of the Company were made under the SPP to purchase common stock at the fair market value on the dates of purchase, bearing interest from 7.1% to 8% per annum. All shares purchased by the executive officers under the 1999 ESPP and the SPP are included in the Security Ownership of Directors and Executive Officers table on page 4.

The table below shows, as to each executive officer who was indebted to the Company in an amount exceeding $60,000 at any time during the period April 1, 1999 through June 1, 2000, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at June 1, 2000. For each individual listed in the table below, unless additional loans are described later in this paragraph, the indebtedness shown resulted from loans previously outstanding or those made on the Purchase Date under the 1999 ESPP or under the SPP. The indebtedness shown for Messrs. Hammergren and Graber also includes the balance owed on a secured housing loan in the original principal amount of $500,000 each. The indebtedness shown for Ms. Yodowitz also includes balances owed on secured housing loans in the original principal amounts of $500,000 and $150,000. The indebtedness shown for Mr. Julian also includes the balance owed on secured housing loans in the aggregate amount of $1,750,000. These housing loans are without interest unless and until the individuals fail to pay any amount under the loans when due and thereafter at a market rate. See footnote 2 to the Summary Compensation Table on page 13 for further information regarding the housing loans made to Messrs. Hammergren and Julian.

                                                   LARGEST        AMOUNT OF
                                                  AGGREGATE      INDEBTEDNESS
                                                  AMOUNT OF       AT JUNE 1,
                                                 INDEBTEDNESS        2000
                                                 ------------    ------------
William R. Graber..............................  $   500,000     $   500,000
John H. Hammergren.............................    8,936,595       8,936,595
Paul C. Julian.................................    3,290,657       3,290,657
Graham O. King.................................      843,602         843,602
David L. Mahoney...............................    8,504,140       8,504,140
Ivan D. Meyerson...............................    2,682,937       2,682,937
Mark A. Pulido.................................   18,793,348      18,793,348
Heidi E. Yodowitz..............................    1,999,780       1,999,780

INDEPENDENT AUDITORS

At the recommendation of the Audit Committee, the Board of Directors has reappointed the firm of Deloitte & Touche LLP as the principal independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2001, such appointment to continue at the pleasure of the Board of Directors. Deloitte & Touche LLP has acted as the Company's independent auditors for several years, is knowledgeable about the Company's operations and accounting practices, and is well qualified to act in the capacity of independent auditors.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company's directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company's review of the reporting forms received by it and written representations from certain persons that no Form 5 reports were required to be filed for those persons, the Company believes that all such filing requirements were satisfied for FY 2000, except that Mr. Irby inadvertently failed to file one Form 4 reflecting certain immaterial sales of the Company's common stock by certain trusts.

SOLICITATION OF PROXIES

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has engaged Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson's fee to be approximately $10,000 plus out-of-pocket expenses. A few officers and employees of the Company may also participate in the solicitation without additional compensation.

OTHER MATTERS

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

ADVANCE NOTICE PROCEDURES

Under the Company's Restated By-Laws, no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Restated By-Laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must meet to have a stockholder proposal included in the Company's proxy statement under Rule 14a-8.

The Restated By-Laws also provide that nominations for Director may be made only by the Board or a Board committee, or a stockholder entitled to vote who delivered notice not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Secretary of the Company.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

To be eligible for inclusion in the Company's 2001 Proxy Statement, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, San Francisco, CA 94104, and must be received no later than February 19, 2001.

                                            By Order of the Board of Directors

                                            /s/ IVAN D. MYERSON

                                            IVAN D. MEYERSON
                                            Senior Vice President, General
                                            Counsel and
                                            Secretary

June 19, 2000

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 2000, EXCLUDING CERTAIN EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, BOX K, MCKESSON HBOC, INC., ONE POST STREET, SAN FRANCISCO, CA 94104.

                                                                      APPENDIX A

                              MCKESSON HBOC, INC.
                         1989 MANAGEMENT INCENTIVE PLAN

                         AMENDED AS OF JANUARY 27, 1999

The name of this plan shall be the McKesson HBOC, Inc. 1989 Management Incentive Plan. This Plan replaces in their entirety both the Company's Management Incentive Plan and its Performance Award Plan for Key Employees. This Plan is effective for fiscal years of the Company commencing on and after April 1, 1989.

A.  PURPOSE

The purpose of the Plan is to attract, retain and motivate key employees by providing cash incentive awards to designated executive, managerial and professional employees of the Company, its subsidiaries and affiliates. The Plan is designed to link managers' interests more closely with the interests of the Company's shareholders.

The Plan is established as a single incentive plan to reward designated executives, managers and professionals who contribute to shareholder value. Each Participant's award will take into account corporate performance as well as, where appropriate, his or her own business unit's performance. The Plan also provides that awards will reflect individual performance, subject to Article G. Incentive awards paid under this Plan are intended to qualify as performance-based compensation deductible by the Company under the Code.

B.  ADMINISTRATION

The Compensation Committee of the Board of Directors ("Committee") shall have full power and authority, subject to the provisions of the Plan, to review and approve the designation of Participants and to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee shall consist solely of Disinterested Persons, in conformance with Section 162(m) of the Code ("Section 162(m)").

C.  PARTICIPATION

1.  Eligibility--Executives, Managers and Professionals

Only active employees of the Company, its subsidiaries or affiliates who are employed in an executive, managerial or professional capacity may be designated as Participants under the Plan.

2.  Designation and Removal of Participants

No person shall be entitled to any award under this Plan for any Year unless he or she is so designated as a Participant for that Year. The Chief Executive Officer (CEO) of the Company and such other persons as the CEO may designate, shall recommend to the Committee employees (who may include such recommending persons) for selection as Participants. The Committee shall review and approve Plan Participants recommended by management from among those employees who are eligible to participate. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion.

3.  Notice of Participation

As soon as reasonably practicable, each person who is a Participant in the Plan for a Year will be notified.

D.  INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS

1.  Targets, In General

At the beginning of each Year, an Individual Target Award shall be established for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Year shall not imply or require that an Individual Target Award be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than this target. As set forth in paragraph F4 below (but subject to the limitations applicable to Covered Employees contained in Article G), the actual award may be as much as three times target or as low as zero for any Year. The establishment of an Individual Target Award for an employee shall not affect the right of the Company, its subsidiaries or affiliates to terminate, with or without cause, such employee's employment at any time.

2.  Percentage of Base Salary

Individual Target Awards shall be a percentage of the Participant's base salary reviewed and approved by the Committee in its sole discretion.

E.  BASIS OF AWARDS

Awards will be based on contribution to shareholder value and individual performance. The Committee shall establish measures, which may include financial and non-financial objectives ("Performance Goals"), to calculate the shareholder value contribution for each segment of the Company. These Performance Goals shall be determined by the Committee in advance of each Year or such period as may be permitted by the regulations issued under Section 162(m), and shall be based on one or more of the following criteria: (i) the attainment of a specified percentage return on total capital employed by the Company (or a subsidiary or division of the Company); (ii) the attainment of a specified percentage return on total stockholder equity of the Company; (iii) the attainment of a specified percentage increase in earnings per share from continuing operations; (iv) the attainment of a specified percentage increase in Net Income of the Company; (v) the attainment of a specified percentage increase in profit before taxation of the Company (or a subsidiary or division of the Company); (vi) the attainment of a specified percentage increase in revenues of the Company (or a subsidiary or division of the Company); and (vii) the attainment of profit after-tax at specified levels of equity investment. In addition, such Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

Awards may be based on performance against objectives for more than one segment of the Company. For example, awards for corporate management will be based on overall corporate performance against objectives, but awards for a unit's management may be based on a combination of corporate, unit and sub-unit performance against objectives.

Subject to the limitations set forth in Article G below, individual performance of each Participant will also be measured and used in determining awards under this Plan.

F.  AWARD DETERMINATION

1.  Award Determined by Committee

After any Year for which an Individual Target Award is established for a Participant under this Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Year. The amount paid shall be the Individual Target Award adjusted to reflect both the Company's financial performance and the Participant's individual performance. All awards will be subject to the sole discretion of the Committee.

2.  Financial Performance

Individual Target Award amounts will be modified by achievement of financial objectives by the Company and relevant units and sub-units. Performance results against financial objectives shall be reviewed and approved by the Committee. The Committee may as a result of this review modify or change objectives or performance results for the Year as it determines to be necessary or appropriate to take into account changes during the year including, but not limited to, changes in accounting methods, acquisitions or divestitures, and unusual or non-recurring financial or other events, to the extent not precluded by Section 162(m).

3.  Individual Performance

Any Individual Target Award, adjusted to reflect financial performance, will be further adjusted with the review and approval of the Committee to give full weight to the Participant's individual performance during the Year.

4.  Overall Effect

The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under this Plan to a Participant for any Year to as much as three times the Individual Target Award, and may reduce any amount payable to zero, subject to Article G.

G.  PROCEDURES APPLICABLE TO CERTAIN DESIGNATED PARTICIPANTS

Awards under the Plan to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth herein. Notwithstanding the provisions of Paragraph F.3 above, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article G.

1. Target Award. At the beginning of a Year, the Committee shall establish Individual Target Awards to such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Year established by the Committee in writing in advance of the Year, or within such period as may be permitted by regulations issued under Section 162(m) of the Code. The extent, if any, to which an Award will be payable will be based upon the degree of achievement of the Performance Goals; provided, however, that the Committee may, in its sole discretion, reduce some or all of the amount which would otherwise be payable with respect to an Award.

2. Performance Goals. The Performance Goals established by the Committee shall be the same as those objectives set for all Plan Participants and shall be based on one or more of the criteria set forth in Article E above.

3. Payment of Awards. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentage of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Year. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance

Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the award shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage of the Individual Target Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

4. Maximum Award. The maximum award payable to any Participant who is a Covered Employee for any Year shall not exceed two percent (2%) of the Company's Net Income for that Year.

H.  ELECTIONS

1. Election to Defer Payment. At the time established under the Company's Deferred Compensation Administration Plan II ("DCAP II"), any Participant who is eligible to participate in DCAP II may irrevocably elect, in writing and in accordance with DCAP II, to defer his or her award under this Plan so it is paid at the time and in the manner of, and subject to the terms and conditions provided by, DCAP II. If an election to defer an award is not made, then any award under this Plan shall be paid in a single sum to the Participant as soon as reasonably practicable after the amount of the award is determined. Notwithstanding the above provisions, no amount shall be deferred for the Year under DCAP II unless the actual award under this Plan for that Year is at least $5,000. No awards may be deferred by a Participant under DCAP II unless he or she is an active employee of the Company as of the end of the Year.

2.  Election to Receive Stock Option Grant in Lieu of Award Under the
Plan. Prior to the end of a calendar year, any Participant may irrevocably elect, in writing on the form prescribed by the Committee, to receive a stock option grant under the 1994 Stock Option and Restricted Stock Plan in lieu of all or a portion of such Participant's award under this Plan for the Year in which that calendar year ends. Annually management of the Company shall determine the rate at which stock option grants will be made in lieu of an award under the Plan and that conversion rate shall be communicated to Participants prior to the deadline for making the election described in the preceding sentence. The minimum number of option shares that a Participant may elect to receive pursuant to such election is 500, subject to adjustment in the event of a stock split, stock dividend, consolidation or other similar recapitalization involving the capital stock of the Company. In addition, the Company annually shall prescribe a maximum portion of a Participant's Target Award that may be made subject to an election to receive a stock option grant in lieu of an award under the Plan. If for any reason the Company does not make the stock option grant contemplated by the Participant's election, the Participant shall be deemed to have elected to make a deferral election pursuant to Section H.1 of the award that was the subject of the election to receive a stock option.

I.  NO MANAGEMENT INCENTIVE FUND

Awards paid under this Plan shall not be based on or payable from a "pool" or a "Management Incentive Fund".

J.  EMPLOYMENT AT YEAR END GENERALLY REQUIRED FOR AWARD

No award shall be made to any Participant who is not an active employee of the Company or one of its subsidiaries or affiliates at the end of the Year; provided, however, that the Committee, in its sole and absolute discretion, may make pro-rata awards to Participants during a year in circumstances that Committee deems appropriate including, but not limited to, a Participant's death, disability, retirement or other termination of employment during such Year. Any such pro-rated awards shall be determined by the Committee in accordance with Section F above after taking into account the portion of the Year then completed.

K.  NONASSIGNMENT AND PARTICIPANTS ARE GENERAL CREDITORS

The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law, except by designation of a beneficiary or beneficiaries to the extent allowed under the Company's DCAP.

L.  AMENDMENT OR TERMINATION

While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board of Directors to amend, suspend or terminate the Plan or adopt a new plan at any time; provided that no such amendment shall (i) without prior approval of the Company's stockholders, alter the business criteria on which the Performance Goals may be based, increase the maximum amount set forth in Paragraph F.4 above, or modify the requirements as to eligibility for participation in the Plan, or (ii) retroactively and adversely affect the payment of any award previously made. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

M.  INTERPRETATION

This Plan is intended to comply with Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply.

N.  DEFINITIONS

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation Committee of the Board of Directors of McKesson HBOC, Inc..

"Company" means McKesson HBOC, Inc., a Delaware corporation.

"Covered Employees" shall mean eligible Participants designated by the Committee who are, or are expected to be, "covered employees" within the meaning of
Section 162(m) of the Code for the Year in which an award is payable hereunder.

"Disinterested Person" shall mean a member of the Board of Directors who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

"Individual Target Award" means the target award established for each Participant under Article D.

"Net Income" shall mean after tax income from continuing operations before special items and the effect of any accounting changes.

"Participants" mean those employees specifically designated as Participants for a Year under Article C.

"Payment Date" shall mean the date following the conclusion of a Year on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.

"Performance Goals" shall have the meaning set forth in Section E. hereof.

"Plan" means the McKesson HBOC, Inc. 1989 Management Incentive Plan.

"Year" means the fiscal year of the Company.

Executed effective as of January 27, 1999.

                                          McKESSON HBOC, INC.

                                          By    /s/ E. CHRISTINE RUMSEY
                                            ------------------------------------
                                                    E. Christine Rumsey
                                                   Senior Vice President,
                                             Human Resources and Administration

                                  RECYCLE LOGO

                           Printed on Recycled Paper

                              McKESSON HBOC, INC.

P                           PROXY FOR ANNUAL MEETING
                           10:00 A.M., JULY 26, 2000
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
R
      The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints Alan Seelenfreund and Ivan D. Meyerson, and each
O of them, with full power of substitution, proxies to vote all stock of McKesson HBOC, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Grand Ballroom of the
X Palace Hotel, 2 New Montgomery Street, San Francisco, California, on July 26, 2000 at 10:00 A.M. and any adjournment thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any
Y     other matter that may properly come before said meeting.

            Election of Directors

                  Nominees for three-year terms expiring in 2003
                  01    Tully M. Friedman
                  02    Alton F. Irby III
                  03    James V. Napier
                  04    Carl E. Reichardt
                                                                   -------------
      YOUR SHARES WILL NOT BE VOTED UNLESS YOU (1) VOTE BY          SEE REVERSE
      TELEPHONE, (2) VOTE VIA THE INTERNET, AS DESCRIBED ON            SIDE
      THE REVERSE SIDE, OR (3) SIGN AND RETURN THIS CARD.          -------------

                              FOLD AND DETACH HERE


                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                              McKESSON HBOC, INC.

                                   10:00 A.M.
                            WEDNESDAY, JULY 26, 2000
                          GRAND BALLROOM, PALACE HOTEL
                            2 NEW MONTGOMERY STREET
                            SAN FRANCISCO, CA 94105

              ----------------------------------------------------
               Please present this ADMISSION TICKET at the Annual
                Meeting of Stockholders as verification of your
                      McKesson HBOC, Inc. share ownership.
              ----------------------------------------------------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

          THIS PROXY, WHICH PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF
     NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING
     PROPOSALS.

------------------------------------------------------------------------------------------------------------------------------
                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:
------------------------------------------------------------------------------------------------------------------------------
                        FOR     WITHHELD                                                             FOR    AGAINST    ABSTAIN
1. Election of
   Directors (see       [ ]       [ ]                    2. Approve the Management incentive Plan.   [ ]      [ ]        [ ]
   reverse)

For, except vote withheld from the                       Please indicate if you plan to attend the
following nominee(s):                                    Annual Meeting.                                      [ ]


---------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


                                                                PLEASE CAST YOUR VOTE BY TELEPHONE OR VIA THE
                                                                INTERNET AS INSTRUCTED BELOW OR COMPLETE, DATE,
                                                                SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                                                                BUSINESS REPLY ENVELOPE.


                                                                Please sign exactly as name appears hereon. Joint owners
                                                                should each sign. When signing as attorney, executor,
                                                                administrator, trustee or guardian, please give full title as such.


                                                                -----------------------------------------------------

                                                                -----------------------------------------------------
                                                                  SIGNATURE(S)                   DATE



      FOLD AND DETACH HERE -- IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                              [McKESSONHBOC LOGO]

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of McKesson HBOC, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

     o Accessing the World Wide Web site http://www.eproxyvote.com/mck to vote via the Internet.

     o Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

     o Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to McKesson HBOC, Inc., c/o First Chicago Trust Company of New York, P.O. Box 8614, Edison, New Jersey 08818-9122.

You can vote by phone or via the Internet any time prior to July 26, 2000. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.